Exhibit 10.1

January 24,2012

Dr. Jan Fagerberg

Re: Amendment to Executive Employment Agreement

Dear Dr. Fagerberg:

Reference is made to the agreement and plan of merger (the “Merger Agreement”) to be made and entered into as of January 25, 2012, by and among Amgen Inc. (“Parent”), Armstrong Acquisition Corp., a wholly owned subsidiary of Parent (“Purchaser”), and Micromet, Inc. (the “Company”), pursuant to which Purchaser will be merged with and into the Company, with the Company as the surviving corporation and a subsidiary of Parent (the “Merger”). This letter agreement (this “Letter Agreement”) amends your employment agreement between you and the Company, dated as of May 6, 2011 (your “Employment Agreement”) to effect certain changes to the terms of your employment after the consummation of the Merger (the “Effective Time”). This Letter Agreement and the terms herein will become effective on the date on which the Effective Time occurs (the “Amendment Effective Date”) as set forth in paragraph 8 below. Any capitalized terms not defined herein will have the meanings set forth in your Employment Agreement.

1. Position. As of the Amendment Effective Date, your position and title will be Vice President, Global Development. Accordingly, the first sentence of Section 1.1 of your Employment Agreement is hereby amended to read in its entirety as follows: “Subject to the terms set forth herein, the Company agrees to employ the Executive in the position of Vice President, Global Development, and the Executive hereby accepts such employment.”

2. Duties. You will have the authority, and be responsible for performing such duties, as are normally associated with your position set forth in paragraph 1 above and you will report to David Chang, Vice President Global Development at Parent, or his successor or designee (which successor or designee would have a title of Vice President or above). Accordingly, Section 1.2 of your Employment Agreement is hereby amended to read in its entirety as follows: “The Executive will serve as an executive officer of the Company performing such duties as are normally associated with his then current position and such duties as are assigned to him from time to time, under the oversight and direction of Parent’s Vice President, Global Development, with a special focus on the development of MT-103 in ALL. At the discretion of Purchaser, on or after the Amendment Effective Date, the Executive may cease to serve in any positions he may hold on the Company’s Board of Directors (the “Board”) or a committee of the Board, or as a director of the Company’s wholly-owned subsidiary Micromet GmbH (the “Subsidiary”, and together with the Company collectively referred to as “Micromet”). In addition, upon termination of this Agreement pursuant to Section 6, the Executive agrees to resign from all functions which he exercised or assumed on the basis of or in connection with the Executive’s employment by the Company, including as a director or officer of the Company or its subsidiaries or affiliates.”

3. Base Salary. As of the Amendment Effective Date, your annualized Base Salary as defined in your Employment Agreement will be €275,834.

4. Bonus. On and after the Amendment Effective Date, your annual target bonus will be equal to 40% of your Base Salary.

5. Equity Grant. Subject to the approval of the Compensation and Management Development Committee of Parent’s Board of Directors, you will be granted 10,000 restricted stock units under Parent’s 2009 Equity Incentive Plan. Upon the applicable vesting date, you will receive a number of shares of Parent common stock equal to the number of restricted stock units that vest, less any shares that are withheld to satisfy applicable taxes. This grant of restricted stock units will vest 100% on the second anniversary of the Effective Time, contingent upon your acceptance of the grant in accordance with Parent’s policy and your being actively employed with the Company through such date. Beginning in 2013, you will be eligible to receive annual long-term incentive equity grants, such as performance unit and restricted stock unit grants, that are determined in accordance with Parent’s annual grant guidelines, and that have terms consistent with those guidelines and your salary grade.

6. Acknowledgement. You acknowledge that neither the execution of this Letter Agreement, any of the changes to your Employment Agreement contemplated herein, any transfer of employment to another affiliate of Parent or the Company (provided your work location remains within fifty miles of your current location), or any revocation or resignation as managing director (Geschäftsführer) of Micromet GmbH will constitute “Good Reason” pursuant to Section 6.3(a) of your Employment Agreement. For the avoidance of doubt, after the Amendment Effective Date, “Good Reason” as defined in Section 6.3(a) of your Employment Agreement will be measured by reference to your authority, duties and responsibilities as set forth in paragraphs 1 and 2, and your Base Salary as set forth in paragraph 3.

7. Background Check & Proprietary Information Agreement. You hereby acknowledge and agree that, pursuant to Parent policy, as an employee of the Company you will be required to undergo a successful background check and to execute Parent’s Proprietary Information and Inventions Agreement, effective as of the Amendment Effective Date, in order to continue in the employ of the Company.

8. Effectiveness. Your current Employment Agreement will continue to govern the terms of your employment with the Company and its affiliates until the Amendment Effective Date. This Letter Agreement will become effective upon the Amendment Effective Date, contingent upon your continued employment through the Amendment Effective Date and the occurrence of the Effective Time. If the Merger Agreement is terminated before the Effective Time, or if the Effective Time does not occur for any reason, this Letter Agreement will terminate without any further action simultaneously with the termination of the Merger Agreement and will thereafter be void ab initio.

9. No Other Modifications. Other than as set forth in the preceding paragraphs 1 to 8, the remainder of your Employment Agreement (including, for purposes of this paragraph 9, your side letter with the Company dated as of October 14, 2011 governing your working from Sweden) will remain unmodified in any manner.

If you agree to and accept the terms of this Letter Agreement, as set forth above, please sign below where indicated.

Very truly yours,

/s/ Matthias Alder
By: Matthias Alder
Title: Senior Vice President Administration, General Counsel & Secretary
Company: Micromet, Inc.

/s/ Brian McNamee
By: Brian McNamee
Title: Senior Vice President, Human Resources
Company: Amgen Inc.

Accepted and agreed:

/s/ Jan Fagerberg
Dr. Jan Fagerberg